As filed with the Securities and Exchange Commission on
                             , 1999
         Registration No.

               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C., 20549
             -------------------------------------

                           FORM SB-2

                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933
                     BOOKDIGITAL.COM, INC.
         (Name of Small Business Issuer in its charter)

       Delaware                                             22-3655703
(State of Jurisdiction)       (Primary Standard Industrial

                                                       (I.R.S.
                                                       Employee
                     Classification Code Number)       Identification
                                                       No.)

                          65 Broadway
                    New York, New York 10006
                         (212) 430-6380

  (Address and telephone number of principal executive offices and principal place of business)
             -------------------------------------
              Don L. Rose, Chief Executive Officer
                     Bookdigital.Com, Inc.
                          65 Broadway
                    New York, New York 10006
                         (212) 430-6380

   (Name, address and telephone number of agent for service)

      Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                Copies of all communications to:

                      Joel Schonfeld, Esq.
                   Andrea I. Weinstein, Esq.
                 Schonfeld & Weinstein, L.L.P.
                   63 Wall Street, Suite 1801
                    New York, New York 10005
               (212) 344-1600/Fax: (212) 480-0717

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

               CALCULATION OF REGISTRATION FEE

Title of Each
Class of
Securities
Being
Registerred  Amount Being
           Registered      Proposed
                           Maximum
                         Offering
                         Price per Share  Proposed
                                          Maximum
                                         Aggregate
                                         Offering
                                         Price   Amount of Registration Fee


Common Stock 1,200,000    $10.00       $12,000,000   $3,636.36



Units sold
prior to
offering
consisting of
1 share of
common stock
and 1 warrant 175,200   $10.00      $1,752,000     $530.91


Warrants
(part of
Units)      175,200

Warrants    195,600


Common Stock
underlying
warrants   370,800   $12.00     $4,449,600   $1,348.36


Underwriters
Warrants to
purchase
stock   120,000


Shares of
common stock
underlying
Underwriters
warrants   120,000     $12.00  $1,440,000  $436.36


Additional Shares
of common stock     272,000        $10.00    $ 2,720,000         $824.2
                                                                 4

Total                                        $22,361,600         $6,776.23



(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to 457.

Cross Reference Sheet
Showing the Location In Prospectus of
Information Required by items of Form SB-2


     Part I         Information Required in Prospectus      Item No.
     1.         Front of Registration Statement        Front of
                                                       Registration
               and Outside Front Cover of              Statement and
                                                       outside
               Prospectus                               front cover of
                                                        Prospectus

     2.         Inside Front and Outside Back          Inside Front Cover Page
               Cover Pages of Prospectus               of Prospectus and
                                                       Outside
                                                     Front cover Page of
                                                     Prospectus


     3.          Summary Information and Risk          Prospectus Summary;
               Factors                       High Risks Factors

     4.          Use of Proceeds                  Use of Proceeds

     5.         Determination of Offering Price   Prospectus Summary-
                                                 Determination of

                                              Offering Price; High
                                                     Risk Factors

     6.              Dilution                     Dilution

     7.              Selling Security Holders               Selling Security
                                                            Holders

     8.              Plan of Distribution                   Plan of
                                                            Distribution

     9.              Legal Proceedings                 Legal Proceedings

          10.       Directors, executive Officers,     Management
                         Promoters and Control Persons

          11.       Security Ownership of Certain      Principal
                                                       Stockholders
                         Beneficial Owners and Management

     Part I         Information Required in Prospectus      Caption in
                                                            Prospectus

           12.      Description of Securities               Description
                                                            of
                                                            Securities

           13.      Interest of Named Experts and           Legal
                                                            Opinions;
                                                            Experts
                                                            Counsel

     14.             Disclosure of Commission Position Statement as to
                   on Indemnification                  Indemnification
                                                       for
                                                   Securities
                                                   Act Liabilities

     15.             Organization Within Last               Management,
                                                            Certain
                    Five Years                         Transactions

     16.             Description of Business           Business


     17.             Management's Discussion and       Management's
                                                       Discussion
               and Analysis or Plan of            and Analysis
               Operation

     18.             Description of Property           Property

     19.        Certain Relationships and Related Not Applicable
               Transactions

     20.        Market for Common Stock and       Prospectus Summary
               Related Stockholder Matters             Market for
                                                       Registrant's
                                             Common Stock and Related
                                             Stockholders Matters;
                                             Shares Eligible for
                                             Future Sale.

     21.             Executive Compensation            Executive
                                                       Compensation

     22.             Financial Statements                   Financials
                                                            Statements

     23.         Changes in and Disagreements          Not Applicable
               with Accountants on Accounting
               and Financial Disclosure



                1,200,000 SHARES OF COMMON STOCK

                     BOOKDIGITAL.COM, INC.

     Bookdigital.com, Inc., a Delaware corporation ("Bookdigital, our we or us") is offering 1,200,000 shares of common stock . The securities are being sold by First Madison Securities, Inc., New York, New York, on behalf of
Bookdigital. Prior to this offering, there has been no public market for the Securities, and there can be no assurance that such a market will develop or be sustained . See "Risk Factors."

     A brief description of our securities can be found under "SUMMARY" in this prospectus.

     This prospectus also relates to a secondary offering of 175,200 units, each unit consisting of one share of common stock and one warrant to purchase an additional share of common stock, and an additional 272,000 shares of common stock, and 195,600 warrants.

     WE URGE YOU TO READ THE 'RISK FACTORS" SECTION BEGINNING ON PAGE ___
ALONG WITH THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                                          Per Share         Total

     Initial public offering price....................................     $
     Underwriting discounts and commissions...............
     Proceeds (1)..........................................................

     The shares are being offered by First Madison Securities, Inc. subject to receipt and acceptance by First Madison, Inc. and subject to its right to reject any order in whole or in part.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY
NOT DISTRIBUTE THESE SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN
OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY
THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 FIRST MADISON SECURITIES, INC.

     The date of this prospectus is                       .





TABLE OF CONTENTS
                                             PAGE

Prospectus Summary

Selected Financial Data

Risks Factors

Use of Proceeds

Capitalization

Dilution

Management's Discussion and Analysis of Financial Condition

Business

Management

Principal Shareholders

Description of Securities

Shares  Eligible for Future Sale

Underwriting

Legal Matters

Experts

Index to Financial Statements

Information contained at Bookdigital's website, www.Bookdigital.com, does not constitute a part of this prospectus.

     We are not currently a reporting company under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and therefore we have not filed any reports with the Securities and Exchange Commission
("Commission"). Upon completion of this offering we intend to register under the Securities Act, and to furnish to our security holders annual reports containing audited financial statements reported on by independent auditors, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year by electronic delivery on our Web site at www.Bookdigital.com.


                       PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with the more detailed information including "Risk
Factors" and financial statements and the notes relating thereto, which appear elsewhere in this Prospectus. The discussion in this Prospectus contains certain forward-looking statements. The outcome of events described in such forward-looking statements is subject to risks and uncertainties.
Bookdigital's actual results may differ materially from those discussed in such forward-looking statements. Factors that may cause or contribute to such differences include those discussed in "Risk Factors," "Management's
Discussion And Analysis" and "Business" as well as those discussed elsewhere in this Prospectus.

                     BOOKDIGITAL.COM, INC.

     Bookdigital is a development stage company which provides electronic access to books and other reference material on the Internet. We provide such books and materials through our web site, www.Bookdigital.com. All our material is provided in a readily accessible, convenient and user friendly format.

     Our goal is to become a one-stop e-library reference source. We believe that we can provide a valuable tool for people conducting research via the Internet by collecting all available reference material on numerous subjects and allowing viewers to access it through a single web site. We have designed our web site so that a viewer will not have to utilize various search engines on the Internet when performing research or trying to locate a single book.
By logging onto www.Bookdigital.com, a person will be able to quickly and efficiently access the most pertinent reference material available on a particular subject and then access or download it onto his/her hard drive or print a hard copy. Books and other reference materials are categorized in a user friendly format, further simplifying research. Viewers may search by title, subject or author. We believe that the Internet is providing users with the opportunity for easier and more up to date research, and it will become increasingly acceptable as a means of research. We expect that the following categories of people, among others, will find Bookdigital's web site an important reference and data source:

     Professionals
     Students
     Lawyers
     Scientists
     Medical Professionals
     Anyone seeking knowledge.

     Bookdigital.com seeks to become the premier on-line source for reference books and data by :

     Offering easy access to a wide variety of reference materials in many subject areas
     Providing the service initially for free, and then at low cost
     Continuing to expand access to updated reference books and materials
     Marketing our service and engaging in cross-marketing with complementary companies and services
     Developing strategic alliances with other web sites and content providers
     Pursuing acquisitions, joint ventures and similar strategic investments and relationships with complementary businesses and companies.
     Investing in technology to further develop state of the art product and services.

     We will charge an annual fee for unlimited use of our on-line research library. In addition, we are in the process of developing certain categories within our e-library, for which we will charge an additional monthly fee. The first of these planned categories is law. We intend to furnish our law e-library with current court decisions, rulings and laws in all areas of the law, both State and Federal.

     The principal executive offices of Bookdigital are located at 65
Broadway, New York, New York 10006. Our phone number is 212-430-6380. Our web site is located at www.Bookdigital.com. Nothing contained on our web site should be construed as part of this Prospectus.

     This Prospectus includes statistical data regarding the Internet industry. Such data is taken or derived from information published by sources including the Wall Street Journal, Jupiter Research, Visa International
Studies and Ziff-Davis Marketing Intelligence. Although we believe that such data is generally indicative of the matters reflected therein, such data may be imprecise and investors are cautioned not to place undue reliance on such data.


                          THE OFFERING

SECURITIES OFFERED............................................... 1,200,000
Shares of Common Stock.
                                    See "Description of Securities."

SHARES OF COMMON STOCK
     OUTSTANDING BEFORE OFFERING................... 5,175,200(1)

SHARES OF COMMON STOCK
     OUTSTANDING AFTER OFFERING...................... 6,375,200(1)
__________
(1) Excluding shares issuable upon exercise of 370,800 outstanding warrants.

RISK FACTORS....

     The securities offered hereby are highly speculative and involve a high degree of risk. Carefully review and consider the factors set forth under "Risk Factors" as well as all other information contained herein.

USE OF PROCEEDS:

     The net proceeds from this offering, estimated to be approximately
$10,440,000, will be used to expand sales and marketing activity, further develop the law, medical and engineering e-libraries purchase hardware and software and for working capital and general corporate purposes.  For more
information, please refer to "Use of Proceeds" on page                .

DETERMINATION OF OFFERING PRICE

     The offering price of the common stock will be arbitrarily determined by Bookdigital and the Underwriters. This price bears no relation to our assets, book value, or any other customary investment criteria, including our prior operating history. Among factors we considered in determining the offering price were estimates of Bookdigital's business potential, our financial resources, the amount of equity and control desired to be retained by the present shareholders, the amount of dilution to public investors and the general condition of the securities markets. (See "Determination of Offering
Price" and "High Risk Factors.")


                   SELECTED FINANCIAL INFORMATION

SELECTED FINANCIAL DATA


NET REVENUES                                      $          0

OPERATING EXPENSES
     Sales and Marketing                                52,000
     General and Administrative                         36,354
     Interest Expense                                      360

                                                       88,714


LOSS FROM OPERATIONS                                  (88,714)


OTHER INCOME                                            70,278


NET LOSS                                                $18,436


NET LOSS PER SHARE                                        (.00)


WEIGHT AVERAGE SHARES USED IN COMPUTING NET
LOSS PER SHARE                                         5,175,200




                           RISK FACTORS

     An investment in the shares involves a high degree of risk. You should consider very carefully certain risks and speculative factors inherent in and affecting the business of Bookdigital prior to the purchase of shares of our common stock. In addition to historical information, the information in this prospectus contains "forward looking" statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of the prospectus. The risks below address some of the factors that may affect our future operating results and financial performance.

WE HAVE LIMITED OPERATING HISTORY; WE ANTICIPATE FUTURE LOSSES.

     Bookdigital.com, Inc. was incorporated on March 25, 1999 pursuant to the laws of the State of Delaware. To date, Bookdigital has generated limited revenues. Since incorporating, we have devoted our efforts to various organizational activities, including our effort to build our web site and conduct a private placement in which we raised gross proceeds of $963,600. As a result, we have only a limited operating history upon which you can evaluate
Bookdigital. Our business must be considered in light of the risks, expenses and problems frequently encountered by companies in their early stages of development, particulary companies in new and rapidly evolving markets such as online commerce and the Internet. Set forth below is a brief summary of risks, expenses and problems frequently encountered by companies such as
Bookdigital:

                    (i) Our inability to develop, maintain and /or increase levels of traffic on the Bookdigital site; the failure by us to develop the Bookdigital brand; our inability to attract or retain viewers; our inability to generate significant Web-based commerce revenue from our subsidiaries; our inability to generate significant advertising revenues; our failure to anticipate and adapt to a developing market; and the level of use of the Internet and online services for the purchase of consumer products and services.

                    (ii) Bookdigital's ability to upgrade and develop a
                         system and infrastructure and ability to attract new personnel in a timely and effective manner;
                         the inability to effectively manage rapidly expanding operations; the level of traffic on our web site; the failure of related servers and networking systems to efficiently handle our web traffic; technical difficulties and system downtime or Internet brownouts; and the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure.

                    (iii) Bookdigital's competition and dependence on the Internet; the introduction and development of different or more extensive networks by direct and indirect competitors, particularly in light of the fact that most of such competitors are much larger and have greater financial, technical and marketing resources than
                              Bookdigital.

                    (iv) Governmental regulation and general economic
                         conditions specific to the Internet and the online commerce industry.

     To address these risks, Bookdigital must, among other things, develop, maintain and increase its subscriber base, continue to develop and upgrade its technology, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance we will be successful in addressing such risks, and any failure to do so could have a material adverse effect on our business, result of operations and financial condition.

     As of May 31, 1999 Bookdigital, had an accumulated net deficit of 18,436, and we anticipate that we will incur net losses for the foreseeable future. The extent of these losses will be dependent, in part, on our ability to attract and build a membership base, to generate sales and advertising revenues, and to offer products and services at competitive prices. We expect our operating expenses to increase, especially in the areas of sales and marketing and brand promotion, and, as a result, we will need to commence operations and generate revenue, and to offer products and services at competitive prices if profitability is to be achieved. Although we intend to develop our marketing of services, no assurance can be given that we will be able to achieve this objective or that, if this objective is achieved, we will ever be profitable. To the extent that net revenue does not grow at anticipated rates, or that increases in operating expenses are not followed by commensurate increases in net revenue, or that we are unable to adjust operating expense levels accordingly, Bookdigital's business, results of operations and financial condition will be materially and adversely affected.
There can be no assurance that our operating losses will not increase in the future or that we will ever achieve or sustain profitability. The establishment of our operations is contingent upon our success in establishing markets for our products and services and achieving profitable operations.

Our future operating results may be difficult to predict.

     Because of our very limited operating history and early stage of development, we do not have historical financial data on which we, you or market analysts can plan or base forecasts of revenues, earnings or capital requirements with accuracy. Because the Internet is relatively new, both we and others will find it difficult to make predictions about our financial performance based on the performance of other companies. One result of this unpredictability may be that we will experience unanticipated capital requirements at a time when the required capital is not available to us or is only available on terms that will dilute your investment. Another possible result is that our stock price may experience rapid and significant fluctuations as our financial performance exceeds or falls short of market expectations.

We run the risks of capacity constraints; systems failures; technological risks.

     The performance of our server and networking hardware and software infrastructure is critical to our business and our ability to attract Web users and new viewers to Bookdigital's Web site. Any system failure that causes an interruption in service or decreased responsiveness of our Web site could impair our ability to attract and retain members. Any disruption in Internet access or any failure to our server and networking systems to access information would have a material adverse effect on our business, result of operations and financial condition. Despite our implementation of network security measures, our servers will be vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering.

We and our subscribers face security risks.

     Despite the implementation of security measures, our networks may be vulnerable to unauthorized access, computer viruses and other problems. A person who is able to circumvent security ,measures could misappropriate proprietary information or cause interruptions in our operations. Various Web sites and Internet service providers have experienced, and our Web sites may experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others.
We may be required to spend significant amounts to protect against the threat of security breaches or to alleviate problems caused by such breaches.
Although we intend to implement industry-standard security measures, these measures may be circumvented. Eliminating computer viruses and alleviating other security problems may require service interruptions or unanticipated expense.

We may be unable to manage our growth.

     Our business plan requires significant expansion of our operations to address potential market opportunities. We expect we will need to increase personnel, including key management personnel, and other resources significantly in the near future. We expect this growth to place a significant strain on our managerial, operational and financial resources and systems. To manage our growth, we must implement, improve and effectively use our operational, management, marketing and financial systems and train and manage our new and existing employees. We cannot guarantee we will be able to manage effectively the expansion of our operations or that our personnel, systems, procedures and controls will be adequate to meet our anticipated future operations.

 Limited operating history

     We were incorporated in March 1999, and have been involved with designing and implementing our web site, and raising funds since that time.
We have made our Web site available to our customer since April 1999, but have not charged any subscription fees. Many of our visitors have not yet had an opportunity to fully evaluate the benefit of using our web site. Our ability to retain our current visitors and to attract others will depend on the performance of our visitors using our web site especially over the next few months.

The future of the Internet as a commercial medium is uncertain

     Rapid growth in use of and interest in the Internet is a recent phenomenon. Neither we nor others can predict with confidence whether acceptance and use of the Internet will continue to develop or whether a sufficient base of users will emerge to support our business. The Internet may not be accepted as a viable commercial medium for any of a number of reasons, including:

     inadequate development of the necessary infrastructure;

     inadequate development of enabling technologies; and

      inadequate consumer support for e-commerce generally or in our targeted market areas.

     If the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the bandwidth requirements of users, the Internet infrastructure may be unable to support the demands placed upon it, specifically the demands of delivering the high volume of data necessary for the optimum performance of our Web site. The Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in unacceptable response times and could adversely affect use of the Internet generally and of our Web site in particular.

We will not collect sales tax.

     We do not intend to collect sales or other similar taxes in respect to sales of subscriptions. One or more states may seek to impose sales tax collection obligations on an out-of-state company such as Bookdigital which engages in online commerce. A successful assertion by one or more states that we should collect sales or other similar taxes on the sale of merchandise could have a material adverse effect on our business, prospects, financial condition and results of operations.

We depend on key personnel, the loss of whom could have a material adverse effect on our business.

     Our success will be substantially dependent on the performance of our executive officers, Zahra S. Yamani (President), Don L. Rose (CEO), and Susan
L. Schuler (Secretary), who have worked together only a short period of time, and on the marketing personnel we intend to hire. The loss of the services of any of our executive officers could have a material adverse effect on our business, results of operations and financial condition. Competition for senior management, experienced media sales and marketing personnel, qualified
Web engineers and other employees is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. Our failure to successfully manage our personnel requirements would have a material adverse effect on our business, results of operations and financial operations and financial condition. We currently have no Key-Person life insurance on any of our executive officers. We have entered into employment agreements with Zahra Yamani, our President, Don L. Rose, our CEO, and Susan
L. Schueler, our Secretary.

We expect to face intense competition.

     The market for electronic commerce networks on the Internet is new and rapidly evolving, and competition for members, consumers, visitors and vendors is intense and is expected to increase significantly in the future. Barriers to entry are relatively insubstantial. We believe that the principal competitive factors for companies seeking to create electronic commerce networks on the Internet are critical mass, functionality, brand recognition and member affinity and loyalty. We could also face competition in the future from Web directories, search engines, content sites, commercial online service providers, sites maintained by Internet service providers, traditional media companies and other entities that attempt to or establish electronic commerce networks on the Internet by developing their own community or acquiring one of our competitors. There can be no assurance that our competitors and potential competitors will not develop electronic commerce networks that are equal or superior to ours or that achieve greater market acceptance than our Consumer
Network.

     Most of our existing and potential competitors have longer operating histories in the Web market, name recognition, large customer bases and significantly greater financial, technical and marketing resources.
Competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, users and advertises. Our competitors may be perceived by advertisers as having more desirable Web site for placement of their ads. In addition, we expect our advertisers will have established collaborative relationships with certain of our competitors or potential competitors , and other high-traffic Web sites. Therefore, there can be no assurance that we will be able to grow our subscription base, traffic levels and advertiser base to the extent necessary to generate sufficient net revenues to successfully operate our business; that competitors will not experience greater growth in traffic than Bookdigital as a result of such relationships, which could have the effect of making their Web sites more attractive to advertisers; or that advertisers will not elect not to renew their relationships with Bookdigital. There can also be no assurance we will be able to compete successfully against our current or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition. See "Business Competition."

We have only limited ability to protect our intellectual property and to avoid infringing intellectual property rights of others.

     We regard our technology such as site content, graphics and domain name as proprietary, and will attempt to protect it by relying on trademark, service mark and trade secret laws and other methods. We also intend to enter into confidentiality agreements with our employees and consultants. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently.

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving , and no assurance can be given as to the future viability or value of any proprietary rights of Bookdigital. We can not be certain that the steps we take have prevented or will prevent misappropriation or infringement of our proprietary information. Any such infringement or misappropriation, should it occur, might have a material adverse effect on our business, results of operations and financial condition.

     There can be no assurance that our business activities will not or have not infringed upon the proprietary rights of others, or that other parties will not assert infringement claims against Bookdigital. Such claims and any resultant litigation, should it occur, might subject Bookdigital to significant liability for damages and might result in invalidation of Bookdigital's proprietary rights, and even if not meritorious, could be time consuming, expensive to defend, and result in the diversion of management time and attention, any of which might have a material adverse effect on our business, results of operations and financial condition.

     Further, we have taken all necessary precautions to ensure that all material available on Bookdigital's Web site is not subject to any copyrights, and may be accessed fully by the public without risk of copyright infringement. However, we can not guarantee that such effects have been successful and that we will not be liable for copyright infringement.

Government regulation of the Internet is new and its future is uncertain.

     We are not currently subject to direct regulation by any government agency, other than regulations applicable to business generally, and there are currently few laws or regulations directly applicable to access to commerce on the Internet, a number of legislative and regulatory proposals are under consideration by federal, state, local governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet relating to such issues as user privacy, taxation, infringement, pricing, quality, of products and services and intellectual property ownership. The adoption of any such laws or regulations may decrease the growth in the use of the Internet, which could in turn decrease the demand for our community, increase our cost of doing business, or otherwise have a material adverse effect on our business, results of operations and financial condition. The applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Any new legislation or regulation, or applicable or interpretation of existing laws, could have a material adverse effect on our business, results of operations and financial condition. Government legislation could hamper the growth in use of the Web generally and decrease the acceptance of the Web as a communications and commercial medium, and could, thereby, have a material adverse effect on our business, results of operations and financial condition.
In addition, a number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services over the Internet, and certain states have taken measures to tax
Internet-related activities.

     Because materials may be downloaded by members and other users of our Web site, and subsequently distributed to others, there is the potential that claims will be made against Bookdigital for defamation, negligence, copyright or trademark infringement, personal injury or other damages. Even to the extent such claims do not result in liability, we could incur significant costs in investigating and defending such claims. The imposition on Bookdigital of potential liability for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources and limit the attractiveness of our services to subscribers and users. Although we carry general liability insurance, it may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial issues as a result of these lawsuits and legislative proposals could impact the overall growth of Internet use.

There has been no prior market for our securities; our securities may experience price volatility.

     Prior to this offering, there has been no public market for our common stock or other securities. The initial public offering price of the common stock has been arbitrarily determined by Bookdigital and is not necessarily related to our assets, book value, results of operations, or any other established criteria of value. There can be no assurance that an active trading market for the common stock will develop, or be sustained if developed following the closing of the Offering.

     In addition, the stock market in general and the technology and Internet sectors in particular, have experienced extreme price and volume fluctuations, which have affected the market price for many companies in industries similar or related to that of Bookdigital, and have been unrelated to the operating performance of these companies. These market fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our securities. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation, if instituted, and irrespective of the outcome of such litigation, could result in substantial costs and a diversion of management's attention and resources, and have a material adverse effect on our business, results of operations and financial condition.

     The company expects that it will experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside of Bookdigital's control. Bookdigital believes that factors that may adversely affect our quarterly operating results include: (i) our ability to attract new subscribers at a steady rate and maintain subscriber satisfaction; (ii) Bookdigital's ability to acquire up to date reference materials and books; (iii) the development, announcement, or introduction of new sites, services and products by Bookdigital and our competitors; (iv) price competition; and (v) Bookdigital's ability to upgrade and develop its systems and infrastructure. Consequently, we believe that period-to-period comparisons of Bookdigital's operating results will not necessarily be meaningful and should not be relied upon as any indication of future performance. Bookdigital's future quarterly operating results from time to time may not meet the expectations of securities analysts or investors, which may have a material adverse effect on the market price of the common stock.

Arbitrary Determination of Offering Price.

The initial offering will be arbitrarily determined by Bookdigital and the Underwriters, and bears no relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Among the factors we will consider are the lack of operating history of Bookdigital, the proceeds to be raised by the offering, the amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present stockholders, our relative requirements, and the current market conditions in the over-the-counter market.

Shares eligible for future sale.

      Upon completion of this offering, Bookdigital will have outstanding
6,375,200 shares of common stock, excluding 370,800 shares, issuable upon exercise outstanding warrants. Of the 6,375,600 issued and outstanding shares of our common stock, approximately 4,728,000 shares may be deemed "restricted shares." The restricted shares were issued by Bookdigital in private transactions in reliance upon one or more exemptions contained in the Securities Act of 1933. Restricted securities may, in the future, be sold in compliance with Rule 144 under the Securities Act.

     Rule 144 provides that a person holding restricted securities for a period of one year may sell in brokerage transactions an amount equal to 1% of our outstanding common stock every three months. A person who is a "non-affiliate" of Bookdigital and who has held restricted securities for over two years is not subject to the aforesaid volume limitations as long as the other conditions of the Rule are met. Possible or actual sales or our common stock by certain of our present stockholders under Rule 144 may, in the future, have a depressive effect on the price of our common stock in any market which may develop for such shares. Such shares would be eligible for sale within one year under Rule 144 )subject to certain volume restrictions and other conditions imposed thereby) commencing in March 2000. See "Description of Capital Stock-Shares Eligible for Future Sale."

Our management will have broad discretion to allocate offering proceeds

     Although Bookdigital has generally provided for the use of the proceeds from this offering, as of the date of this prospectus, we cannot specify with certainly the amount of the net proceeds of the offering which will be allocated for each purpose. Accordingly, Bookdigital's management will have broad discretion in the application of the net proceeds. Holders of Bookdigital securities may not agree with our allocation of the proceeds of this offering. See "Use of Proceeds."

We may need, and may be unable to obtain additional financing..

     We anticipate that if this entire offering is sold we will have sufficient capital to meet our needs for working capital and capital expenditures for at least the next 12 months. After 12 months we may need to raise additional funds through a private or public offering of our securities in order to fund our operations while we build our subscriber base. If additional funds are raised through the issuance of equity or convertible debt securities, the new holders may have preferences or privileges senior to those of the rights of Bookdigital's securities. There can be no assurance that additional capital will be available or available on acceptable terms.
Bookdigital may not be able to fund its future operations, promote our brand as we desire, take advantage of unanticipated acquisition opportunities, develop or enhance services or respond to competitive pressures. Any such inability could have a material adverse effect on our business, results of operations and financial condition.



We have never declared any dividends.

     We have never declared or paid any cash dividends on our capital stock to date and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                         USE OF PROCEEDS

The net proceeds that we will receive from the sale of the 1,200,000 shares of common stock are estimated to be approximately $10,440,000, assuming an initial public offering price of $10.00 per shares, after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to apply these net proceeds as follows:

                              Approximate Amount       Percentage
                                                       of
                                  Of Net Proceeds      Net Proceeds

Sales and Marketing                4,000,000      39.1%

Site Development-law, Medical and
Engineering e-libraries                  1,600,000          15.6%

Site Development-Reference materials    1,850,000      18.1%
in Spanish, Italian, German, French

Hardware and Software                     350,000        3.4%

Working Capital                         2,440,000      23.8%


Total                                   10,440,000          100%


                         CAPITALIZATION



CAPITALIZATION


The following tables sets forth the capitalization at May 31, 1999 on an actual basis and as adjusted to give effect to the sale of 1,200,000 units at an initial public offering price of $10,000 per unit and receipt of the net proceeds. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.



                                                  May 31, 1999



                          Actual                   As Adjusted


Short term Debt          $   322,562               $        322,562


Stockholder's Equity
Common Stock, $.001 par
value, 20,000,000 shares
authorized, 5,175,200
shares issued and
outstanding; 6,375,200
shares issued and
outstanding as adjusted     5,175                6,3755


Paid-in  Capital           965,889          12,964,689


Accumulated Deficit        952,628            (18,236)


Total Shareholder's
Equity               952,628           12,952,628


Total Capitalization   $1,275,100      13,275,190


                             DILUTION



At May 31, 1999, the Company had a net tangible book vale of $952,628 or approximately $.18 per share of common stock. Net tangible book value per share is equal to the Company's tangible asset less its total liabilities, divided by the number of shares of common stock outstanding on such date. After giving effect to the sale of 1, 200,000 units and the receipt of estimated net proceeds, assuming an initial offering price of $8.70 (after deduction of underwriting discounts and commissions), the proforma net tangible book value at May 31, 1999 would have been $11,392,628 or $1.79 per share of common stock.

This represents an immediate increase in net tangible book value of $1,62 per share of common stock to the existing shareholders an immediate dilution of $8.21 share of common stock to new investors.

The following table illustrates the per share dilution:

     Assumed initial offering price                    $10.00
     Net tangible book value per share                  .17
     Increase attributable to new investors           1.62
     Adjusted net tangible book value after offering       1.79
     Dilution per share to new investors                   8.21
     Dilution as a percentage of offering price           82%

The following table sets forth on a proforma basis as of May 31, 1999, including the offering.



          Shares
          purchased
          Number          %         Total
                                    consideration
                                     Amount             %    Average Price
                                                             Per Share


Existing
Shareholders
        5,175,200      81        $   971,064           9     $ .19


New
Investors
      1,200,000        19        10,440,000            91    10.00


Total
     6,375,200         100     11,411,064             100

              MANAGEMENT'S DISCUSSION AND ANALYSIS
                     OF FINANCIAL CONDITION


     The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial condition for the two months ended May 31, 1999. The following discussion should be read in conjunction with the Financial Statements and related Notes appearing elsewhere in this prospectus.

Overview

     Since beginning operations in March 1999, we have devoted substantially all of our resources to designing and implementing our web site and organizing and collecting reference materials for our web site. From inception through May 31, 1999 we raised total equity capital of $963,600 and had an accumulated deficit of $18,436. We have not yet begun to receive revenues from sales of services. We except to operate at a loss for the first six to twelve months following the commencement of sales of our services as we incur increasing levels of expense to support growth.

     We believe that an initial operating loss will not be indicative of future performance for the following reasons, among others:

          The receipt of the proceeds of this offering and their use to fund our anticipated growth will materially change expense levels in all major categories and are expected to support substantial increases in revenues from operations; and

          We have recently emerged from the development stage and anticipate rapid increases in the number and size of site visitors and advertising revenues.

     Although we expect substantial growth in both revenues and expenses, we anticipate that increases in expenses will occur more rapidly than corresponding increases in revenues. Also, while we are committed, at least in the short term, to substantial increases in expenses, we cannot guarantee that revenues will increase correspondingly. Like many companies attempting to build an Internet-based business, we expect that for at least the next year, and for an indeterminate period of time thereafter, to follow a strategy of establishing market share by making expenditures for marketing and infrastructure development that exceed current revenues.

Bookdigital

     Results of Operations. For the two months ended May 31, 1999, we had $70,278 in total revenues, all of which were derived from gain or sales of investments and interest, and incurred total expenses of $88,714. Expenses consisted of $12,130 of research and development expenses and $36,224 of general and administrative expenses. We have incurred organization costs of $152,283.

     Liquidity and Capital Resources.   We have funded our operations
primarily through
the sale of common stock and warrants. From inception through May 31, 1999, we raised approximately $963,600 from sales of units for cash. Each unit consists of one share of common stock and one common stock purchase warrant. Each warrant is exercisable for one share of common stock at 120% of the price per share in this offering for a two year period commencing March 30, 1999. In some cases, we have issued common stock in return for goods or services. As of May 31, 1999, we had a total of $322,561 of outstanding notes and other obligations for money borrowed, and cash and cash equivalents of $1,107,107. We have described the effect of this offering on our capital resources and our anticipated uses of those resources under "Use of Proceeds" on page ___.

Year 2000 Compliance

     There are issues associated with the programming code in existing computer systems as the Year 2000 approaches. The "Year 2000 problem" is pervasive and complex, as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. We have evaluated our current systems, purchased necessary upgrades and believe that our current hardware and software is Year 2000 compliant. Similarly, we believe that the services we offer to our customers are not affected by the Year 2000 problem. We have evaluated the potential impact on us of a Year 2000 problem on the part of our important third party vendors and have found none. We plan to continue to evaluate our systems and those of our important vendors in an effort to minimize the effects of a Year 2000 problem. We do not anticipate that the Year 2000 problem will have a material impact on our business or operations.


                             BUSINESS

     Bookdigital was incorporated on March 25,1999. Bookdigital provides access to all types of reference books and materials on the Internet in a digital format that is both easy to use and easy to read. We also provide links to other categorized premier sites in the subject area. We seek to maximize the number of visitors to our web site by providing the best service and content available in the reference and digital book arena. We currently have in excess of 10,000 volumes in English for our digital book selection. We anticipate that our digital library will eventually surpass one million books, and will consist of books in languages such as English, Spanish, French, German, Italian, Japanese and Chinese. To access a book or other reference material, all a viewer has to do is to click on the screen

      Bookdigital intends to become the premier e-library and source for reference and digital books on the Internet. No longer will a person have to search the Internet via Yahoo, Lycos or some other search engine to find text dealing with the desired subject. A viewer can go to our Web site, find the material desired and get instant access to the subject then download an entire book or series of articles to his/her computer. Bookdigital intends to become a one-stop reference source. Sources available on our Web site, www.bookdigital.com, will range from classic literature needed for book reports (Plato, Mark Twain etc.), to reference materials on law, medicine, chemistry and more obscure areas such as geophysics. The books and reference materials are categorized on the web site in an easy to find manner and can be downloaded from Bookdigital's Web site in a user friendly accessible format.

     We have entered into many revenue sharing strategic "alliances" with complimentary companies such as Dell Computer, Staples, Sharper Image, Borders, Omaha Steaks, Value America and other vendors. A link is established with allied companies to transport the user to the desired site. A percentage of the ensuing sale is the normal compensation.

     Bookdigital will also actively seek to acquire complimentary technologies or companies that will grow or expand our business. Furthermore, the Company may invest in other Internet companies that meets its objectives.

Products and services

     Reference Materials.      Bookdigital intends to become the premier
source of reference
material on the Web. We have obtained, and will continue to obtain, reference material on a variety of subjects, from astrology to zoology. We believe that compiling a wealth of information on each topic on a single Web site will offer subscribers an easy, time-efficient and cost efficient way to conduct research. Currently, most on-line reference materials are scattered through numerous Web sites. We believe our site is the first Web site to condense and concentrate reference materials to such a level in a single location. We will seek to further attract those conducting research, by establishing several sub super e-libraries, within our main reference e-library. The first sub super e-library will be our law e-library which we expect will contain up to the minute court decisions, rulings, laws and regulations, in site and federal law. If we are successful in developing these sub super e-libraries, we will then begin to immediately solicit subscribers for those specific subjects in addition to the general subscriptions.

     Subscribers to our sub super e-libraries will be given unlimited use of our general reference e-library at no additional cost.

     Digital Books. Bookdigital will be supplying access to digital books on our Web site. Books are currently available in English language only. We intend to expand into additional languages such as Spanish, German, French, Italian, Japanese and Chinese in the near future. Downloadable books are creating a new evolution for book publishing by transforming electronic text and data to digital technology, digital characters, page layout, and numbering. Some of the advantages of digital books are:

     * The user can create an electronic book library on his/her hard drive.
     * The user can create personal notes as an attachment to each page with
     an option to save       and print.
     * The user can highlight desired text.
     * The user can locate specific words throughout reference materials and/or literature.
     * The user can skim through pages or go directly to a specific page.
     * The user can print whole or part of desired text with or without personal notes.
     * The user can magnify (zoom in) text for easier reading.

     With these advantages, Bookdigital plans to become the premier Internet provider of reference books and materials by providing the most multi-lingual
books, and the easiest to use web site.   We have thousands of books now, and
plan to acquire at least ninety thousand more over the next year. Many of these books are of a highly technical nature. We believe that as our book inventory grows to a critical mass, the name Bookdigital will become synonymous with digital books, and that we will become the first Web site a potential customer will visit in the search for reference material. As we continue to grow, it will reach the point that Bookdigital will be the first site looked at for any and all books that are needed instantly.

     We intend to utilize these advantages to maximum advantage. The key to successful businesses on the Internet is to become as large and efficient as possible in an area of specialty. We believe that Bookdigital will have the largest single library of electronic reference books and materials available. We will seek to always maintain and improve upon that crucial advantage.

     We intend to charge low annual subscription fees for the use of our reference materials. Additionally, Bookdigital intends to focus on particular reference areas such as law, medicine and engineering, seeking to become a single source of reference materials in each such area. We are commencing with the law section, and anticipate having a full, functioning on-line law reference library in 2000. We will charge an additional monthly subscription fee for users of the law service. We hope to have up to date court decisions, laws and regulations, both state and federal. We expect to compete with companies such as WestLaw and Lexis/Nexis.

     Most of Bookdigital's books are public domain books that have been formatted in our digital format. After the initial expense of converting the books into the digital format, the costs of the books is minimal. We will also seek arrangements with publishers to offer their newest releases for sale in the digital format. We believe that having some new releases in the general reading category is a reasonable way to increase traffic. Our costs to transform the books in the digital format will be similar to our conversion costs on public domain books, but since these new releases will be charged on a per-book basis, the profit margin should be sufficient to make this a profitable supplement. We do not anticipate that this will become a
significant source or revenue.   We believe that the primary sources of
revenues for Bookdigital will include, but will not be limited to:

1.   Site subscription fees;
2.   Advertising on our Web site;
3.   Subject specific subscription fees such as law, medicine and engineering;
4. Alliance with other Internet companies such as computer manufacturers, monitor manufacturers, and modem vendors;
5. Acquisition of complimentary technologies or operating entities to expand our business.

     Advertising.   The rapidly increasing number of web users, both in
the United States and
Internationally, have resulted in the emergence of the web as a new mass medium for advertising. The web is a attractive medium for advertising because of its interactivity, flexibility, targetability, and measurability. Advertisers can reach broad audiences and target advertisements to users with similar demographic characteristics specific regional population or selected individuals. We intend to solicit advertisers to advertise on our web site. Currently, we have agreements with over eighty advertisers such as Sharper Image, 1-800 Flowers, Mothernature.com, GOTO.Com, and Barnesandnoble.com.

     These advertisers have agreed to place banner ads on our Web site, and will give us a portion of any sales generated by such ads. We expect these fees to comprise a significant portion of Bookdigital's revenues.

     Subscriptions. We intend to charge subscribers for our services. Bookdigital will charge an annual fee for use of Bookdigital's reference e-library. This subscription fee will permit a user to access Bookdigital's entire e-library, except for certain super sub categories such as law, medicine and engineering. Subscribers interested in accessing material and information contained in those categories will be subject to an additional monthly fee. We expect to attract lawyers, doctor and other medical professionals, engineers and students to our Web site.

Internet Market and Business Opportunities

     The typical Internet user is an educational, professional or computer-related individual. The median age is 38, median household income is $59,500 and 64% have graduated college. Obviously, this is a very attractive audience for advertisers. Further statistics show that the top uses for personnel accessing the Internet are to gather information (87.9%), E-mail (83.2%) and to conduct research (80.5%). We have found based upon our surveys that the people who utilize the Internet for research are in the upper echelon of the income and educational stratum of Internet users. Furthermore, we will be able to offer the advertisers prescreened viewers based upon their indicated interests. These factors should allow Bookdigital to charge higher advertising rates.

 Getting customers to download needed information from the Internet is not a hurdle for business. According to a new study from International Data Corp., over 50% of online business people download information from the Internet several times a week. Approximately 91% of commercial survey respondents and 81% of consumers use their hard drives for primary storage.

     We believe that expanding the capabilities on Bookdigital's Web site to other languages will give us a significant edge. According to a study recently released by Global Reach, the fastest- growing group of people online today doesn't access the Internet in English. Over the last four years, the number of non-English speaking users has grown from less than 10% to nearly 50% according to Bill Dunlap, author of the Global Reach study. In 1995, only 4 to 5 million out of a total of 40 million users were not English speakers. Today, approximately 80 to 81 million out of 180-182 million Internet users are non-English speakers.

     The eMarketer eGeography Report (released in April 1999) reports there are 47 million Internet users residing outside the US and another 48 million inside the US, for a world total of 95.4 million. These figures are based on counting only "active" net users, defined as those that get online at least once a week and for a period of at least one to two hours per week.

     According to the Dunlap survey, about 100 million of the Internet's 180 million subscribers still speak English, but Spanish and Japanese usage have each risen to 14.2 million users. We believe that as more people access the Internet in languages other than English, businesses marketing on the Web need to expand to accommodate such users. Bookdigital believes that it is important for web sites which need international exposure to known how many people are in each language group, since a company can analyze its current sales activity there and decide where to invest in promoting their web site.

     Today, business professionals are twice as likely to use the Internet to find sources for products and technologies as they were a year ago. This rising importance of the Internet as a business-to-business buying tool was highlighted by a survey released from Cahners Business Information, a trade magazine publisher. According to the survey:

          12% of business professionals who buy or set specifications for purchase in their companies look first to web sites for information. This compares with just 5% a year ago.
          15% now turn to broad-based Internet search engines, versus 8% a year ago.

     Worldwide, eStats projects that the number of Internet users will nearly quadruple over the next five years, from 36.0 million in 1997 to 142.0 million by the year 2002. This represents an average annual growth rate of 79%.


Competition

     There are competing sites on the Internet that offer copyrighted books for sale and other sites that offer public domain books for free. The sites offering copyrighted sites are well known such as Amazon.com and Barnesandnoble.com. We will offer some copyrighted books, but our main focus is in gathering all available quality reference material under one site. Most of this reference material is not copyrighted.

     Most web sites offering reference materials are located on web sites organized by academic institutions. The sites that currently offer public domain books offer them in an ASCII format and are non-profit organizations, typically subsets of universities. Generally, these sites are difficult to locate, and difficult to access. Sites offering on-line law reference material are WestLaw and Lexis/Nexis. While we expect to compete with Westlaw and Lexis, we are aware that these services are much more well established, better known and better funded than we are. We could also face competition in the future from web directories, search engine, content sites, commercial online service providers, sites maintained by Internet services providers, traditional media companies and other entities that attempt to or establish web sites similar to Bookdigital. There can be no assurance that our competitors and potential competitors will not develop sites that are equal or superior to us or that achieve greater market acceptance.

     Nearly all of our existing and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources that Bookdigital. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, and make more attractive offers to potential employees, and potential advertisers. There can be no assurance that we will be able to compete successfully against our current or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.


Marketing Promotion and Advertising

     It is our intention that the advertising, promotion and public relations for Bookdigital and its products will be overseen by designated public relations and advertising firms. Marketing of the Web site name will be aggressively pursued. We will use all mediums available for advertising. We realize that name recognition is extremely important to the future success of our company.

     The development of advertising revenue from the placement of banner ads on the Bookdigital Web site will continue to be aggressively pursued by our sales force. We intend to hire experienced personnel to market Bookdigital's web site to advertisers and advertising agencies.

     Bookdigital intends to utilize strategic alliances where feasible in order to maximize revenue. For example, Bookdigital has entered into over eighty such "alliances" with manufacturers/advertisers, such as GoTo.com, Borders, Dell Computer, Amazon.com, Sharper Image, Staples and the Lending Tree, so that a link to the Vendor's site appears as a banner on our site. We receive revenue per click through or revenue per sale consummated.

     Bookdigital will seek to develop and market as many additional books and other reference material as possible, and in as many languages as possible. Languages planned are Spanish, French, Italian, German, Chinese and Japanese. This will serve to add many potential customers for the near future.


                      INDUSTRY BACKGROUND

     E-COMMERCE.    The new arena of e-commerce provides retailers with the
opportunity to serve a rapidly growing market because consumers are increasingly accepting the Internet as an alternative shopping channel. The Internet is becoming an increasingly accepted method of purchasing goods among consumers. According to Jupiter Communications, as of the end of 1998, almost 10 million U.S. households have made at least one on-line purchase and by the end of 2002 this population is expected to grow to approximately 36.5 million, representing nearly 60 percent of U.S. online households. We believe that these figures will continue to grow as Internet use becomes easier and more pleasurable through higher-speed access and less expensive and alternative Internet access devices. The growth rate of Bookdigital customer base and revenues may be different from the growth rate of households making online purchases.

     The Internet also provides e-commerce companies with an opportunity to serve a global market. Jupiter Communications' April 1999 estimates project that the number of Internet connected households worldwide will grow from approximately 60 million at the end of 1998 to approximately 124 million by the end of 2002. IDC estimates that the number of Web users worldwide will exceed 130 million by the end of 1999 and will grow to over 315 million users by the end of 202. The growth rate of Bookdigital's international customer base and revenues from international sales may be different from the growth rate of Internet-connected households worldwide or the growth rate of worldwide Web users.


     PRODUCTS THAT ARE WELL SUITED FOR E-COMMERCE. The reference book business is particulary well suited for e-commerce because an online site has virtually unlimited shelf space and can offer consumers anywhere the convenience of browsing through vast product information databases. The use of sophisticated search engines and personalized services enables users to locate information with convenience and speed and to get advance notice about materials in their areas of personal interest. Editorial content, such as synopses, excerpts, reviews and editorial recommendations, make for a more-educated and entertaining purchasing decision. The Company believes that the presence of online stores on consumers' desktops will, in and of itself, stimulate demand and expand the marketplace.

     BUSINESS STRATEGY

     Bookdigital seeks to become the leading online source for consumers who need to obtain certain information and/or data. To achieve this objective, Bookdigital has focused its efforts on providing the highest possible levels of value and service, which it believes are reflected in the completeness of its product selection, the ease-of-use of its Web site, and the speed of delivery it can offer its customers. While the principal focus of Bookdigital will be reference information, it will continue to seek opportunities that expand its product offering to complementary information, entertainment and intellectual property-based products, and to present them to customers with the highest contextual relevance. It is our goal to be recognized as the most innovative and customer-focused of e-commerce merchants, making online research a simple, personal and gratifying experience that results in the highest of customer loyalty.

     Central to achieving these objectives, Bookdigital's operating strategy is focused on rapidly extending its brand and increasing its customer and revenue base by:

     CONTINUALLY ENHANCING THE USER EXPERIENCE. Bookdigital is committed to making every aspect of browsing, shopping and researching on its Web site an easy and pleasurable experience. It makes continual efforts to improve the design, layout and navigation of all elements of its Web site, as well as to ensure that the site's performance metrics are competitive, especially with regard to page download times and the speed of all research function. Bookdigital also strives to make the ordering and processing easy, intuitive, fast and secure.

     OFFERING A LARGE PRODUCT SELECTION AND FAST DELIVERY. Bookdigital intends to offer the largest selection of on-line reference materials and organized links. This includes books on a variety of topics from astronomy to law; engineering to medicine. We believe Bookdigital's online databases will act as a highly searchable catalog for a wide spectrum of materials.

     EXPANDING ITS PRODUCTS OFFERING. Bookdigital believes that our entire range of technologies, inclusive of its database and search engine, quick information access and related EDI interfaces with vendors will enable it to position itself as a premier delivery mechanism for reference material, such as manuals and pamphlets.

     BUILDING BRAND AWARENESS AND DRIVING CUSTOMER ACQUISITION THROUGH ADVERTISING AND PROMOTION. Bookdigital will seek to invest in building our online brand and in communicating the benefits and convenience of using our
Web site.   We intend to deploy a variety of media, including online, radio, television, print and outdoor advertising to rapidly grow our customer base. In all our advertising and promotion initiatives, Bookdigital will seek to continuously drive down the costs of acquiring new customers, as well as to get visitors to return to our site more frequently and to increase the use or our offered services and advertisers.

     STRENGTHENING AND EXPANDING STRATEGIC ALLIANCES. Bookdigital will continue to seek out additional entities to operate as third-party web sites with whom it hopes to develop ability to generate alliances with merchandising support, strengthening our ability to generate sales, to promote Bookdigital's brand.

     MARKETING AND PROMOTION. Since inception, Bookdigital has pursued strategic alliances with premier online companies and high traffic web sites in order to drive traffic to its web site. We have entered into agreements with complimentary companies such as computer manufactures, hard drive, monitor and other manufactures. Generally, strategic alliance deals are arrangements which provide for links to other web sites to be placed on Bookdigital in order to direct traffic to those other sites, in exchange for which Bookdigital receives a commission or percent of ensuing sales.

     Bookdigital will also use the unique characteristic of the Web to cost-effectively market our products and services and to develop a sizable membership base. Key elements to our approach are:

          Development of a detailed subscriber database.
          Customer convenience
          Expand the Bookdigital library
          Develop selected subject areas, such as law and medicine, so Bookdigital can become a comprehensive specialized research source Continue to refine electronic book technology
          Segment our site uses so we can offer highly targeted audiences to advertisers
          Sign agreements with publishers that allow for the publishing of their latest books in digital format on our web site
          Incorporate books and reference materials in various languages

     Our objective is to develop a sizable membership base and to create a one-stop digital reference source. To achieve this goal, we will:

          Focus on membership growth
          Build strong brand recognition
          Promote repeat usage and member loyalty
          Offer new products and services
          Maintain and improve technological focus and expertise

     EMPLOYEES

     As of June 30, 1999, Bookdigital had three, full time employees and six part time employees/consultants. Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time, we also employ independent contractors to support our research and development, marketing, sales and support and administrative organization. Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

     FACILITIES

     Our headquarters are currently located in New York City, consisting of approximately 1,890 square feet of office space which is under a lease that expires in 2007.


                            MANAGEMENT

         EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The executive officers, directors and key employees of Bookdigital and their respective ages as of June 30, 1999, are as follows:

NAME           AGE                 POSITION
Don L. Rose              42                  CEO, Director
Zahra S. Yamani          29                  President, Director
Susan L. Schuler         53                  Secretary, Director
David Blechman      48                  Director
Irwin Bosh Stack         71                  Director


DON L. ROSE has been Chief Executive Officer and a director of Bookdigital since June 1999. From June 1994 to June 1999, Mr. Rose served as founder and President of American Equity Financing, Inc., a full service venture capital firm that worked with companies to assist them in all areas of growth. American Equity Financing owns 1,800,000 shares of restricted common stock in Bookdigital. Mr. Rose served as a consultant to First Madison Securities in their investment banking area from February of 1999 to June of 1999. Mr. Rose has extensive experience in the areas of acquisitions, start-up of public and private companies, growth financing, investor relations, engineering, project control and general business consulting. consulting firm of which he is principal. His previous roles prior to founding American Equity Financing included licensed stock broker, investment banker, founder and President of a very successful business consulting firm that conducted management efficiency audits, coordinated computing and engineering projects, setup enterprise wide databases and other functions as needed by the clients. Mr. Rose is an eight year veteran of the U.S. Navy and holds a B.S. in Computer Science from Union College of New York.

ZAHRA S. YAMANI has been President and a director of Bookdigital since its inception. Ms. Yamani has experience in research and development in the areas of physics and computation technology. She is currently completing her Ph.D. in research on high temperature super conductivity from the University of Toronto. Ms. Yamani has been a research assistant in the physics department of the University of Toronto.

SUSAN L. SCHULER has been Secretary and a director of the Company since Bookdigital's inception in March 1999. Since June 1983, Ms. Schuler has owned Kennedy & Kennedy, a consulting firm. Ms. Schuler has served as controller and chief financial officer of Nesbit Systems, Inc., a software developer since 1986. She has been controller of Singer Frumento, L.L.P., a law firm, since September 1996. She is the owner and President of Blue Sky Services Corp. A consulting company specializing in security regulation. She is also the President of Auric Investment Group, Ltd., a precious metals dealer specializing in bullion gold coins. Ms Schuler is a member of the NSCP, National Society of Compliance Professionals. She received a B.S. from Portland State College in 1968.

 DAVID BLECHMAN has been a director since the company's inception. From 1992 to 1997, Mr. Blechman served as vice president of ManageMed, Inc., a medical office management services company. Since March 1999, he has served as vice president and chief technical officer of PriMed Technologies. He has extensive experience in management consulting as well as the development of various computer software models for businesses as diverse as wholesalers, doctors, laboratories, casinos, and option traders. He also has designed and implemented comprehensive document management systems for the medical field. Mr. Blechman was involved in the introduction of voice to text technology for computers and holds a MS in Management Sciences from Lehigh University in Pennsylvania.

IRWIN BOSH STACK has been a director of Bookdigital since July 1999. From 1993 to 1996, he served as chairman of Oaktree Medical Systems, a publicly traded company, which owend and operated medical clinics. Since 19996, he has been president of Stack Assoicates, Inc., independent marketign consultants.

EXECUTIVE COMPENSATION

Directors' Compensation

  Directors will be reimbursed for the expenses they actually incur in attending board meetings. Directors will not be paid a fee for their service or attendance at board meetings. To date, directors have received no compensation.

Executive Officers' Compensation

  Bookdigital was incorporated in March 1999.   Don L. Rose, our Chief
Executive Officer, shall receive an annual salary of $85,000, Zahra Yamani, our president, shall receive a salary of $75,000 per year, and Susan L. Schueler, our secretary, shall receive a salary of $40,000 per year.


                     PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information known to Bookdigital with respect to beneficial ownership of Bookdigital's common stock as of June 30, 1999, and as adjusted for the sale of the securities offered by this prospectus, the number and percentage of outstanding shares of common stock beneficially owned by each person who beneficially owns:

            more than 5% of the outstanding shares of our common stock; each of our officers and directors; and all of our officers and directors as a group.

  Except as otherwise noted, the persons named in this table, based upon information provided by these persons, have sole voting and investment power with respect to all shares of common stock owned by them.

                      Number of
Name and Address Of   Shares      %Beneficially Owned    %Beneficially
                                                          Owned
Beneficial Owner  Beneficially Owned Before Offering(4)
                                                         After Offering(4)

Zahra S.
Yamani(1)
321 Bloor Street
West
Toronto, Ontario
M55155, Canada        10,000       15.7%                    12.7%


Knightsbridge(1)
Capital, Inc.
321 Bloor Street
West
Toronto, Ontario
M55155, Canada      2,028,000       39.2%                   31.8%


American Equity
Financing,
Inc.(2)
1078 Route 112
Suite 183
Port Jefferson,
NY                1,800,000         34.8%                      28.2%


Irwin Bosh Stack
(3)
16504 Sonehaven
Rd.
Miami Lakes, FL  25,000            4.8%                           3.9%

David Blechman
350 NW 12th Avenue
Deerfield Beach,
FL  33442        25,000           4.8%                            3.9%


Susan L. Schuler
8 Elmwynd Drive
Allentown, NJ
08501             20,000         3.9%                              3.10%


All Officers and
Directors as a
Group
(5 persons)      4,658,000     90.0%                                 73.1%


(1) Zahra S. Yamani, President of Bookdigital, is the sole officer and director of Knightsbridge Capital, Inc., as well as its controlling shareholder.

(2) Don L. Rose, our Chief Executive Officer, is a controlling shareholder of American Equity Financing, Inc.

(3) Irwin Bosh Stack, a director of Bookdigital, is the sole officer, director and shareholder of Prolearner, Inc., a selling security holder in this offering.

(4) Excludes all shares issuable upon exercise of 370,800 outstanding warrants.

                    SELLING SECURITY HOLDERS

  All of the purchaser of Units in Bookdigital's private placement offering which ended May 31, 1999, are registering their Units, as well as the shares of common stock underlying the Warrants. Additionally, several other security holders are registering their securities.

Name of selling security
holder                     Number of Units owned        Number of Units being
                                                        Registered


Herman & Susanna
Lebovitch
425 Mayfair Drive South
Brooklyn, New York 11234             1,000                           1,000


Robert Russo
6775 Cloverdale Lane
Bayside, New York 11364                2,000                       2,000


Antonia Castoro
1702 Manhattan Avenue
Union City, NJ 07087                   1,000                      1,000


Alex Yelensky
300 East 59 Street, Apt.
5201
New York, NY 10022                     2,000            2,000


Goldie Engel
1366 45th Street
Brooklyn, NY 11219-2101                4,000         4,000


Alon & Mordechai Ben-Ami
136-59 Jewel Ave.
Flushing, NY 11367                     1,000        1,000


Wendy Greenberg
104 Harris Drive
Ocean Side, NY 11572-
5713                                    1,000        1,000


Emily &Kasil Karzhevsky
2185 Lemoine Ave.
Apt. 2-H
Fort Lee, NJ 07024                       3,000           3,000


Adalbert &Carolina Wais
1617 East 2nd Street
Brooklyn, New York 11230                  1,000        1,000



Michael Colello
164 Berry Hill Road
Warren, NJ 07059                           5,000       5,000


Richard A. Sulzman
297 Main Street
Millburn, NJ 07041                          1,000       1,000


Abraham Stern
1244 47th Street
Brooklyn, NY 11230                          2,000       2,000


Moshe Sherman
144-21 72nd Road
Flushing, NY 11367                            1,000      1,000


Kalman Strobel
1801 Avenue K
Brooklyn, NY 11230                              5,000       5,000


Eddy Zaken
125 West 45th Street
New York, NY 10036                               1,000      1,000


Alan Bentley Johnson
11 Sloane Square House,
Holbein Place
London, England SW1 8NS                            1,000     1,000


Lawrence G. Frisa
Crest Drive #2022
Las Vegas, NV 89129                                 2,000     2,000


Ruth Cohen
2739 Strickland Avenue
Brooklyn, NY 11234                                  2,000     2,000


Carrie Lynn Dayon
2121 East 64th Street
Brooklyn, NY 11234                                  2,000         2,000


Barry & Mordechai
Timberg
2722 Brown Street
Brooklyn, NY 11235                                    5,000      5,000


Felix N. & Eildonna E.
Daniel
2716 Marion Avenue, #2-G
Bronx, NY 10458                            1,000    1,000


Steve D. Solomon
13005 Wimberly Square
#157
San Diego, CA 92128-6016                              1,000      1,000


Orly & Bijan Farahan
20229 Ocean Key Drive
Boca Raton, FL 33498                                  1,000     1,000


Neal V. Muccio
2716 Karen Street
Bellmore, NY 11710                                     1,000      1,000


Moysey Shtaynberg
2660 East 28th Street
Brooklyn, NY 11235                                      3,000     3,000


Maria Vertsberger
2221 East 59th Place
Brooklyn, NY 11234                                       1,000      1,000


Anton Fischman
11 Woodland Place
Great neck, NY 11021                                     5,000      5,000


Emil A. Weiss
2710 Avenue S.
Brooklyn, NY 11229                                        1,000     1,000


Eric A. Kahn & Paul
Ginns
112 West 86th Street,
Apt. 7
New York, NY 10024                                          1,000     1,000


Daniel Herman
66-25 103rd Street, Apt.
3R
Forest Hill, NY 11375                                       3,000      3,000


Gabi Aharoni
15 West Terrace Road
Great neck, NY 11021                                       5,000       5,000


Amir Cohen
6920 Avenue L
Brooklyn, NY 11234                                         5,000     5,000


Carmine Bruno
47 Harwood Road
Jamesburg, NJ 08831                                        2,000      2,000


Jack Friedman
129 Audley Street
Kew Gardens, NY 11418                                      3,000     3,000


Patricia Quinn
32-50 Jordan Street
Flushing, NY 11358                                         1,000     1,000


Sandra M. Perez
67 Manhattan Avenue, #
13Q
Brooklyn, NY 11206                                           1,000     1,000

Janis L. Fidotta
25 Greentree Court
Northport, NY 11768                                          5,000     5,000


Vincent Garcia &
Elizabeth E. Gallagher
8 Strong Place
Brooklyn, NY 11231                                         500     500


Hindy Amsel Sherman
1424 East 17th Street
Brooklyn, NY 11367                                          2,500    2,500


Cheryl Weiss
137-39 70th Street
Flushing, New York 11358                                    1,000     1,000


Silkes Family Ltd.
Partnership
Custodian for Hyman
Silkes
2724 Tidewater Court
Las Vegas, NV 89117-2447                                    1,000     1,000


Emilio Villegas
43 Quaker Ridge Court
Manhasset, NY 11030                                        2,000     2,000


Marie Cirillo
2 Canter Drive
Basking Ridge, NJ 11030                                     1,000     1,000


Jean S. Davies
7039 Pointe Inverness
Fort Wayne, In 46804                                         1,000     1,000


Nina Ghavami
718 High Woods Drive
Franklin Lakes, NJ 07417                                    1,000     1,000


Ike Abady
1722 Kings Highway
Brooklyn, NY 11229                                          3,000     3,000


Tibor Gershkovich
61 Barlou Drive
Brooklyn, NY 11234                                          1,000     1,000


Hedi & David Hertz
2024 Ocean Avenue
Brooklyn, NY 11230                                          2,000     2,000


Behrooz & Jaklin
Khorsandi
156- 15 79th Avenue , #
2H
Flushing, NY 11367                                          1,000     1,000


Jamshid Shabtayi & Janet
Mehraban
152-18 Union Tpke., Apt.
8A
Flushing, Ny 11367                                          1,000      1,000


John Reeves
20 Barrister Road
Levittown, NY 11756                                    1,000     1,000


Glenn C. Ross
2875 S. Nellis Blvd., #
6
Las Vegas, NV 89121                                     500       500


Luisa Sanchez
860 Grand Concourse
Avenue, Apt., 4E
Bronx, NY 10451                                        1,000     1,000


Rita P. Shea
P.O. Box 820
East Setauket, NY 11733                                1,000     1,000


Charles C. Papp
22 Tremont Street,
Bronx, New York                                        1,000     1,000


Marcus & Michael Weiss
2302 Avenue S.
Brooklyn, NY 11229                                     1,000     1,000


Michael & Dora Weiss
2302 Avenue S
Brooklyn, NY 11229                                     3,000     3,000


Marie Frisa
3416 Kilflyn Street, #
101
Las Vegas, NV 89129                                     2,000     2,000


Hector & Selim Florimon
35 Woodcrest Drive
Muttontown, NY 11791                                  4,000      4,000


David Dorf
9528 Seaview Court
Brooklyn, NY 11236                                     1,000     1,000


Wing H. Ng
1917 Kings Highway
Brooklyn, NY 11229                                     1,000     1,000


Juan Estevez
43 Hayhurst Drive
New Rochelle, NY 10804                                  1,200     1,200


Rose Lemkin
35-16 75 Street, Apt,
608
Jackson Heights, NY
11372                                                  2,000     2,000


Svetlana Galperin
35th 75 Street, Apt. 302
Jackson Hts., NY 11235                               2,000     2,000


Alexander Vais
2660 East 28th Street
Brooklyn, NY 11235                                    3,000     3,000


H.P. Industries, Inc.
10 east 11th Street
Lakewood, NJ 08701                                     2,000      2,000


Gabrielle & Mayer
Guttman
1803 East 22nd Street
Brooklyn, NY 11229                                      1,000     1,000


Sam Schwartz
186 Barlou Drive
Brooklyn, NY 11234                                     5,000     5,000


Nicolay Yahuhouid
2711 Whiteman Drive
Brooklyn, NY 11234                                      5,000     5,000


Hector Valencia
45-59 168th Street
Flushing, NY                                            5,000     5,000


Scott Burdo
33 Pamela Lane
Staten Island, NY 10304                                  5,000     5,000


Audrey Arnsdorf
22 East 31st Street,
Apt. # 1D
New York, NY 10016                                        1,500     1,500


Irwin Friedman
130 Clymer, Apt. #19C
Brooklyn, NY 11211                                       1,000     1,000


Josephine Canzoneri
2241 Plumb 1st Street
Apt. #2K
Brooklyn, NY 11229                                      1,000     1,000


Angelina Salli
1916 Stuart Street
Brooklyn, NY 11209                                      1,000     1,000


Mayer Guttman
1803 East 22nd Street
Brooklyn, NY 11209                                       5,000     5,000


Peggy & Michael Weiss
2302 Avenue S
Brooklyn, NY 11229                                       1,000     1,000


Eta Glickman
2166 Haring Street
Brooklyn, NY 11229                                       1,000     1,000


Ludwig Eisner
Custodian for Sheila
Eisner
1413 East 17th Street
Brooklyn, Ny 11230                                       1,000     1,000


Ludwig Eisner
Custodian for Cheryl J.
Eisner
1431 East 17th Street
Brooklyn, NY 11230                                        1,000     1,000


Ludwig Eisner
Custodia for Jacob D.
Eisner
1431 East 17th Street
Brooklyn, NY 11230                                       1,000     1,000


Ludwig Eisner
Custodian for Rebecca T.
Eisner
1431 East 17th Street
Brooklyn, NY 11230                                        1,000     1,000


Esther M. Eisner
1431 East 17th Street
Brooklyn, NY 11230                                          1,000     1,000


Gary L. Wasserman
781 Hyslip Ave.
Westfield, NJ 07090                                       1,000     1,000


Joseph Sterrantino
4731 N.W. 65th Avenue
Lauderhill, FL 33319                                    1,000     1,000


Robert E. Keilman
22 Takolusa Dr.
Holmdel, NJ 07733                                        1,000     1,000


Eugene Gulka
9 Buttermilk Ridge RD
Atlantic Highlands, NJ
07716                                                  1,000     1,000


Richard M. Timothy
2 Beush Hill Road
Kinnelon, NJ                                           1,000     1,000


Samuel Sherman                              1,000                    1,000
137-40 70th Road
Flushing, NY



Name of Selling Security
Holder
Number of Warrants owned
Number of Warrants being
Registered


Alfred Schiffrin
6760 South Grande Drive
Boca Raton, FL                     25,000     25,000


Joanne Iucci
3714 Avenue T
Brooklyn, NY                       50,000     50,000


Abraham Stern
1244 47th Street
Brooklyn, NY                          600       600


Sandy Horowitz
1660 80th Street
Brooklyn, NY(1)                    50,000   50,000


Amir Cohen
6920 Avenue L
Brooklyn, NY                      50,000   50,000


Jackie Irni
157 Barlow Drive South
Brooklyn, NY                      20,000    20,000







(1) Sandy Horowitz is a broker at First Madison Securities, Inc., the
Underwriter in this offering.

Name of Selling Security
Holder                    Number of Shares of
                         Common Stock Owned      Number of Shares of
                                                 Common Stock being
                                                registered


The Parkway Group Inc.
6674 Serena Lane
Boca Raton, FL.             25,000          25,000


Alfred Schriffin
6760 South Grande Drive
Boca Raton, FL              5,000             5,000


Venture Investing
Associates
c/o Bob Reid
7000 S. Federal Hwy #300
Stewart, FL                35,000             35,000


Mayer Guttman              15,000              15,000
1803 E. 22nd St.
Brooklyn, NY

Pegasus Asset Mgmt. Ltd.        115,000             115,000
5301 Francisco Ave.
Agura Hills, CA

Freydoon Kashani           2,000                    2,000
5 Bayberry Drive
Princeton, NY(1)

Prolearner.com, Inc.            25,000              25,000
11669 Timbers Way
Boca Raton, FL(2)

(1) Mr. Kashani is a broker at First Madison Securities, Inc., the underwriter for this offering.

(2) The sole officer, director and shareholder of Prolearner.com, Inc. is Irwin Bosh Stack, a director of Bookdigital.

                    DESCRIPTION OF SECURITIES

  As of the date of this prospectus, our authorized capital stock consists of 20,000,000 shares of common stock and 0 shares of preferred stock.

Units

  Each unit consists of one share of common stock and one warrant. The common stock and warrants, all of which are being registered in this offering, will become immediately separately transferable following this offering.

Common Stock

  As of May 31, 1999, there were 5,175,200 shares of common stock outstanding held of record by approximately 100 shareholders. Excluding the exercise of outstanding warrants, there will be 6,375,200 shares of common stock outstanding after giving effect to the sale of the 1,200,000 we are offering.

  Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders.

  Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, the holders of common stock are entitled to receive such lawful dividends ad the board of directors may declare from time to time. In the event we liquidate, dissolve or wind up, and subject to the rights of the holders of outstanding shares of preferred stock, the holders of shares of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our shareholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and shares of common stock to be issued pursuant to this offering will be, upon issuance, fully paid and nonassessable.

Warrants

  As of May 31, 1999, there were 370,800 warrants issued and outstanding.
Each warrant entitles the holder to purchase one share of common stock at an exercise price of (120%) of the initial public offering price of the common stock. The shares of common stock underlying the warrants, when issued upon exercise of a warrant, will be fully paid and non-assessable. The warrants are exercisable for a two year period commencing March 30, 1999, after which they will expire. The warrants are subject to redemption by Bookdigital at a price of $.10 per warrant at any time on twenty days prior written notice, provided the closing bid price of the common stock is at least 120% of the warrant
exercise price ($      )  for twenty consecutive trading days ending three
days prior to the date that notice of redemption was given to warrant holders.


  A warrant may be exercised upon surrender of the warrant certificate on or before the expiration or redemption date of the warrant at the offices of the warrant agent, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the exercise price (by certified or bank check payable to the order of Bookdigital.com, Inc.) for the number of shares with respect to which the warrant is being exercised. We will not be required to honor the exercise of the warrants if, in the opinion of our board of directors with the advice of counsel, the sale of securities upon exercise would be unlawful.

  The foregoing discussion of material terms and provision of the warrants is qualified in its entirety be reference to the detailed provisions of the warrant agreement, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

  For the life of the warrants, the holders have the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership of the share of common stock underlying the warrants. The warrant holders may be expected to exercise their warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which we could obtain additional capital during the life of the warrants may be adversely affected.

Transfer Agent and Warrant Agent

  Continental Stock Transfer, New York, New York, will serve as the Transfer Agent for the common stock and Warrant Agent for the warrants.

                 SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering there has been no market for Bookdigital's securities. Future sales of substantial amounts of common stock or warrants in the public market could adversely affect market prices prevailing from time to time.

  Upon completion of this offering, Bookdigital will have outstanding an aggregate of 6,375,200 shares of common stock, assuming no exercise of any warrants to purchase common stock. 1,647,200 of these shares will be freely tradable without restriction or further registration under the Securities Act (except for any shares purchased by "affiliates," as that term defined in Rule 144 under the Securities Act). The remaining 4,728,000 shares are shares of Restricted Stock, as that term is defined in Rule 144 promulgated under the Securities Act. Restricted Stock may be sold in public market only if registered or if it qualifies for an exemption from registration is available.

  Pursuant to the provisions of Rule 144 (including Rule 144(k), the shares of restricted stock would be available for sale in the public market as follows: 4,728,000 Restricted Shares would be eligible for sale under Rules 144 upon expiration of the one year holding period applicable to restricted Stock, which expires on various dates between March 1999 and May 1999.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of share of common stock then outstanding (which will equal approximately 63,752 shares immediately after this offering); or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Bookdigital. Under Rule 144(k), a person who is not deemed to have been an Affiliate of Bookdigital at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except for an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

                          UNDERWRITING

  The underwriters named below (the"Underwriters"), for whom First Madison Securities, Inc. is acting as Representative, have severally agreed pursuant to the terms and conditions of the Underwriting Agreement between Bookdigital and the several Underwriters (the "Underwriting Agreement"), to purchase from Bookdigital and Bookdigital has agreed to sell to the Underwriters the number of shares of common stock set forth in the table below at the price set forth on the cover page of this Prospectus.

                                          Number of
  Underwriter                                        Shares

First Madison Securities,
Inc....................................................  1,200,000




Total.....................................................    1,200,000
                                               ===========

  The Underwriting Agreement provides that the obligations of the Underwriters to purchase such shares of common stock are subject to certain conditions. The Underwriters are not committed to purchase of the 1,200,000 shares of common stock offered by this Prospectus; they are selling the shares on a best effort basis.

  The Representative has advised Bookdigital that the Underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to selected dealers at such price less a concession within the discretion of the Representative, and that the Underwriters and such dealers may reallow a concession to other dealers, including the Underwriters, within the discretion of the Representative. After the initial public offering of the shares of common stock, the public offering price, the concessions to selected dealers and the reallowance to other dealers may be changed by the Representative.

  The Representative may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representative purchases Units in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock and/or Warrants, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those securities as part of this offering.

  The Underwriting Agreement provides for indemnification between Bookdigital and the Underwriters against certain liabilities, including liabilities under the Securities Act and for contribution by Bookdigital and the Underwriters to payments that may be required to be made in respect thereof. Insofar as indemnification for liabilities under the Securities Act may be permitted to Bookdigital directors, officers, and controlling persons of Bookdigital pursuant to the agreement between Bookdigital and the Underwriters, or otherwise, Bookdigital has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  Bookdigital has agreed to pay the Representative a nonaccountable expense allowance equal to three percent of the gross proceeds from the sale of common stock offered hereby. In the event the offering is not consummated, any nonaccountable portion of the advanced payment will be promptly returned to Bookdigital.

  Bookdigital has agreed to issue to the Representative the Representative's Warrants, which entitle the holders to purchase up to an aggregate of 120,000 shares of common stock (one share for every ten shares sold by the Representative) for $.001 per warrant. These warrants will have an exercise price per share equal to 120 % of the initial offering price of the Units. The Representative's Warrants are not transferable for one year from the date of issuance, except to individuals who are either a partner or an officer of an Underwriter, by will or by the laws of descent and distribution. The Representative's Warrants are not redeemable by Bookdigital. Bookdigital has agreed to maintain an effective registration statement with respect to the issuance of the securities underlying the Representative's Warrants, if necessary, to allow their public resale without restriction, at all times during the period in which the Representative's Warrants are exercisable, commencing one year after the date of this Prospectus. Such securities are being registered on the Registration Statement of which this Prospectus is a part].

  Prior to this offering, there has been no public market for Bookdigital's securities. Accordingly, the initial public offering price of the common stock has been determined in negotiations between Bookdigital and the representative. Among the factors considered in determining the initial public offering price of the common stock were the history and the prospects of Bookdigital and the industry in which it operates, the status and development prospects for Bookdigital's proposed products and services, the experience and qualifications of Bookdigital's executive officers and the general condition of the securities markets at the time of the offering.

                          LEGAL MATTERS

  The validity of the securities offered hereby will be passed upon for Bookdigital by its counsel, Schonfeld & Weinstein, L.L.P., New York, New York . Certain matter in connection with the offering will be passed upon for the underwriters by Friedman, Krauss & Zlotolow, New York, New York.
                             EXPERTS

  The balance sheet as of May 31, 1999, and the statements of operations, stockholders' deficit, and cash flows for each of the two months then ended, have been audited by Simon Krowitz Bolin & Associates, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                       CERTAIN TRANSACTIONS

  On March 25, 1999, Bookdigital issued a total of 4,708,040 shares to 7 people for par value. Zahar Yamani, President of Bookdigital, was issued 810,000 of those shares. Knightsbridge Capital, Inc., a company of which Ms. Yamani is a principal, was issued 2,028,000 of those shares. Additionally, 1,800,000 of the 4,708,040 shares were issued to American Equity Financing, Inc., a company of which Don L. Rose, Chief Executive Officer of Bookdigital, is a principal. Susan L. Schuler, Secretary of Bookdigital, purchased 20,000 shares, and David Blechman, a director, purchased 25,000 shares.

                       ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended with respect to the Common stock offered hereby as well as common stocks and warrants held by selling shareholders. This prospectus omits certain information contained in the registration statement and the exhibits thereto, as permitted y the rules and regulations of the Commission. For further information with respect to the Company and the securities, reference is hereby made to the Registration Statement and such exhibits filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street , N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 75 Park Place, 14th Floor, New York, NY 10007. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of the prescribed fees. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Registration Statement. The address of the SEC"s World Wide Web site is http://www.sec.gov.

  Statements contained in this prospectus as to the contents of any contract or other documents referred to herein are not necessarily complete and. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respect by such reference.

On May 31, 1999, Prolearner, Inc., a company of which Irwin Bosh Stack, a director, is a principal, was issued 25,000 shares for consulting services rendered to Bookdigital.

                           BOOKDIGITAL.COM, INC.

Table of contents




Independent Auditors Report

Financial Statements

  Balance Sheet

  Statement of Income and Retained Earnings

  Statement of Change in Stockholder's Equity

  Statement of Cash Flows

  Notes to Financial Statements

Independent Auditor's Report


To the Board of Directors of
Bookdigital.com, Inc.
Princeton, New Jersey

We have audited the accompanying sheet of Bookdigital.com, Inc. as of May 31, 1999 and the related statements of income and retained earning and cash flows for the period from inception (March 25,1999) to may 31, 1999. Theses financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bookdigital.com, Inc. as of May 31, 1999 and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.



Simon Krowitz Bolin & Associates

June 23, 1999

                                          BOOKDIGITAL.COM, INC.

                                  (A development Stage Company)

                                                  BALANCE SHEET

                                                   May 31, 1999




ASSETS

Current Assets
  Cash (Note 1)                                     $ 128,629
  Investment Securities                               978,478


Total Current Assets                                1,107,107


Property and Equipment (note 1)
  Computer Equipment                                   15,800


Other Assets
  Organization Costs                                  152,283


TOTAL ASSETS                                              $1,275,190


LIABILITIES AND STOCKHOLDER'S EQUITY

Liability Payable                                         $  322,561

Stockholder's Equity
  Common Stock-0.001 Par Value; 20,000,000 Shares
     Authorized, 5,110,200 Shares Issued and Outstanding       5,175
  Paid-in Capital                                            965,889
  Retained Earnings, including Deficit Accumulated During the
         Development Stage                                 (18,436)


Total Stockholder's Equity                                 952,628


TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                $1,275,190

        See Auditor's Report and Notes to Financial Statements.

                                          BOOKDIGITAL.COM, INC.

                                  (A Development Stage Company)

                      STATEMENT OF INCOME AND RETAINED EARNINGS

For the Period March 25, 1999 (Date of Inception), to May 31, 1999




INCOME
Interest Income                                          $     816
Realized Gain on Investments                                69,462



TOTAL GROSS INCOME                                          70,278



EXPENSES
  Accounting Fee                                             1,500
  Bank Charge                                                   42
  Consulting Fees                                           12,000
  Entertainment                                              2,200
  Interest Expenses                                           360
  Internet                                                     130
  Legal expenses                                             8,500
  Office expenses                                            3,147
  Postage                                                      885
  Professional Fee-Other                                     8,250
  Rent                                                       7,200
  Retainer Fee                                              40,000
  Telephone expenses                                         4,500


TOTAL EXPENSES                                              88,714


NET DEFICIT                                                (18,436)

RETAINED EARNINGS AT MARCH 25, 1999 (INCEPTION)                  0


RETAINED EARNING-MAY 31, 1999                                 $ (18,436)


NET DEFICIT PER SHARE - BASIC                                 $   (.003)

NET DEFICIT PER SHARE - DILUTED                          $   (.003)


SHARES USED IN PER SHARES CALCULATION - BASIC                  5,175,200

SHARES USED IN PER SHARE CALCULATION - DILUTED                 5,175,200

        See Auditor's Report and Notes to Financial Statements.

                                          BOOKDIGITAL.COM, INC.

                                  (A Development Stage Company)

                    STATEMENT OF CHANGE IN STOCKHOLDER'S EQUITY

For the Period from March 25, 1999 (date of inception)to May 31, 1999


               Shares   Amount     Retained Earnings   Total  Comprehensive
                                                              Income


Balance at
March 25,
1999              0     $      0              0       $      0

Issuance of
Common
Stock       5,175,200     5,175                      5,175

Paid-in
Capital                 965,889                      965,889

Net Loss                            (18,436)        (18,436)  (18,436)


Balance at
May 31,
1990       5,175,200    $971,064    $(18,436)  $952,628 $(18,436)

        See Auditor's Report and Notes to Financial Statements.

                                          BOOKDIGITAL.COM, INC.

                                 ( A Development Stage Company)

                                        STATEMENT OF CASH FLOWS

For the Period from March 25, 1999(date of inception), to May 31, 1999




CASH FLOWS FROM OPERATING ACTIVITIES

  Net Deficit                                            $   (18,436)


CASH FLOWS FROM INVESTING ACTIVITIES

  Purchase of Marketable Equity Securities                        (978,478)
  Purchases of Computer Equipment                                  (15,800)
  Capital Expenditures - Organization Cost                        (123,428)


NET CASH USED BY INVESTING ACTIVITIES                          (1,117,706)


CASH FLOWS FROM BY FINANCING ACTIVITIES

  Proceeds from Issuance Common Stock                             942,210
  Proceeds from Short-term Debt                                   322,560


NET CASH PROVIDED BY FINANCING ACTIVITIES                       1,264,770


NET INCREASE IN CASH                                              128,628

CASH-MARCH 25, 1999                                               0


CASH-MAY 31, 1999                                             $   128,628


Supplemental Disclosure:
  Interest Paid During the Year                          $       360


         See Auditor's Report and Notes to Financial Statement.

                                          BOOKDIGITAL.COM, INC.

                                  (A Development Stage Company)

                                  NOTES TO FINANCIAL STATEMENTS

                                                   May 31, 1999



NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  History and Business Activity - Bookdgital.Com, Inc. (The Company) is a
development stage company.   The Company was incorporated in the Delaware on
March 25, 1999. The Company provides access to and sells digital versions of books and other services/merchandise via the Internet in a format that is familiar, readily accessible, user friendly and convenient. The Company intends to become THE source for reference and digital books on the Internet.

The Company's product line is digital books sold via the Internet, www.Bookdigital.com, in a user friendly format. This format presents the reading material in a familiar, easily utilized setting. Books are currently available in English. It is expanding into additional languages such is German, French, Italian, Japanese and Chines.

Cash and Cash Equivalents - Bookdigital.Com, Inc. maintains a bank account and a petty cash fund, both of which it classifics as cash for purposes of the statement of cash flows.

Marketable Equity Securities - The companies' marketable securities consist of equity securities that have a readily determinable fair market value. Management determines the appropriate classification of its investment at the time of purchase and re-evaluates such determinations at each balance sheet date.

Property, Plant and Equipment - Fixed assets are recorded at cost. The cost are being depreciated on a straight-line basis over a five-year period.

Organization Cost - The Company incurred organization costs of $152,283 setting up Corp. These costs are being amortized on a straight-line basis over a five-year period.

Common Stock - Common Stock issued by the company as payment for services has been valued by management at the estimated fair market value of the stock existing at the time of its issuance.

Basic and Dilutes Net Income (Loss) per Share - Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is also computed using the weighted average number of common shares outstanding during the period, including conversion of any warrants to its equivalent common stock.

                                          BOOKDIGITAL.COM, INC.

                                  (A Development Stage Company)

                                   NOTES TO FINANCIAL STATEMENT

                                                   May 31, 1999




NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES )Continued)

  Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date f the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  Concentration of Credit risk - The Company maintains a cash balance in a money market account with Spear, Leeds & Kellogg. Accounts are insured by the FDIC (Federal Deposit Insurance Corporation) up to $100,000.

  Income Taxes - The Company accounts for income taxes in accordance With Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of "Liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets and liabilities, using enacted rates in effects for the year in which the differences are expected to reverse. Current income taxes are based upon the year's taxable income for federal and state income tax reporting purposes.

NOTE 2- STOCKHOLDER'S EQUITY

  Common Stock- The Company is authorized to issue 20,000,000 common shares, $0.001 par value per share and 5,175,200 shares of common stock were issued and outstanding. The holders of common stock have one vote per share on all matters (including election of directors) without
  provision for cumulative voting.   Thus, holders of more than 50% of the
  shares voting for the election of director can elect all of the directors, if they choose to do so. The common stock is not redeemable and has no conversion or preemptive rights. There are no sinking funds provisions. In the event of liquidation of the company, the holders of common stock will share in any balance of the company's assets available for distribution to them after satisfaction of creditors and preferred stockholders, if any.

                                         BOOKDIGITAL. COM, INC.

                                 (a Development Stage Company)

                                   NOTES TO FINANCIAL STATEMENT

                                                   May 31, 1999





NOTE 2 - STOCKHOLDERS' EQUITY ( Continued)

  Warrants - Each Class A warrant entitles the holder to purchase one share of common stock at an exercise price of 120% of the initial public offering price ( the "Exercise Price") during the two-year period commencing March 30, 1999 ("Exercise Period"), The Class A warrants are subject to redemption by the company at a price of $0.10 per warrant, at any time on twenty-day prior written notice provided the closing bid price of the common stock is at least 1205 of the exercise price for twenty consecutive trading days ending three days prior to the date that notice of redemption was give to warrant holders. The shares and Class A warrant shall be detachable and separately tradable as determined by the company. These warrants will have a one-year holding period. They may be exercised any time after this one-year period, up to the expiration period of two year.

NOTE  3 - LOAN PAYABLE

  The Company maintains as overdraft account with Spear, Leeds & Kellogg, it brokerage house. The loan is due on demand and bears an interest rate of 6.5% to 7.5%. The loan is secured by the company's investment securities. Interest payable monthly.

NOTE 4 - INCOME TAXES

  Since the Company has not yet realized income as of date of this report, no provision for income taxes has been made. At May 31, 1999 a deferred tax asset has not been recorded due to the company's lack of operations to provide income to use the net operation loss carryover of $18,436 which expires in 2002.

NOTE 5 - CONTINGENCIES

  The Company is not currently aware of any legal proceedings or claims that the company believes will have, individually or in the aggregate, a material adverse effect on the company's financial position or results of operations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.     Indemnification of Directors and Officers

The Delaware General Corporation Law, as amended, provides for the indemnification of the Company's officers, directors and corporate employees and agents under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS;

INSURANCE. - (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation including absorbed in a consolidation of merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Article XI of the Company's By-laws provides for the indemnification of the company's officers, directors, and corporate employees and agents under certain circumstances as follows:

Article XI provides that the Company will hold harmless and will indemnify all officers, directors, employees and agents of the Company against all expense, liability and loss reasonably incurred or suffered by such person in its connection as such with the Company. The Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person (except against the Company) only if such proceeding was authorized by the Company's Board of Directors.

If a claim under the above paragraph is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at anytime thereafter bring suit against the Company to recover the unpaid amount of the claim. If the claimant is successful, it is entitled to be paid the expense of prosecuting such claim, as well.

Notwithstanding any limitations in other sections of the By-laws, the Company will, to the fullest extend permitted by Section 145 of the General Corporation Law of Delaware, indemnify any and all persons whom it has the power to indemnify against any and all of the expense, liabilities and loss, and this indemnification shall not be deemed exclusive of any other rights to which the indemnities may be entitled under any By-law, agreement, or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such persons.

The Company may, at its own expense, maintain insurance to protect itself and any director, officer, employee or agent of the Company against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Item 25.  Expenses of Issuance and Distribution

     The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:


          Escrow Fee....................................$  1,000.00
           Securities and Exchange Commission
           Registration Fee.............................$  6,776.23
          Legal Fees....................................$ 25,000.00
          Accounting Fees...............................$ 10,000.00
          Printing and Engraving....................... $ 1,500.00
          Blue Sky Qualification Fees and Expenses......$ 3,000.00
          Miscellaneous.................................$ 2,000.00
          Transfer Agent Fee............................$ 1,500.00

TOTAL...................................................$50,776.23

Item 26.  Recent Sales of Unregistered Securities


Between March 30, 1999 and May 25, 1999, Bookdigital conducted a private placement of our securities. We offered a maximum amount of 181,800 units, each unit consisting of one share of common stock and one warrant, exercisable for one share of common stock at a price equal to 120% of the offering price in Bookdigital's initial public offering. The units were offered at $5.50 per unit. We sold 175,200 units to approximately 80 people. We are registering each unit sold in that private placement. (See "Selling Security Holders.") On May 31, 1999, we issued 195,600 warrants and 272,000 shares of common stock to various consultants of Bookdigital for work, labor and services performed and to be performed in the future. Each of these security holders is registering his/her securities in this offering. (See "Selling Security Holders.") Each of these offerings was conducted pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933.
The March 30, 1999 private placement was also conducted pursuant to Rule 504 of Regulation D.

EXHIBITS

Item 27.
 1.0    Underwriting Agreement

 3.1    Certificate of Incorporation.

 3.2    By-Laws.

 4.1    Specimen Certificate of Common Stock.

 5.0    Opinion of Counsel.

24.0    Accountant's Consent to Use Opinion.

24.1    Counsel's Consent to Use Opinion.

Item 28.

UNDERTAKINGS

     The registrant undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of managing underwriter;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deposit into the Escrow Account at the closing, certificates in such denominations and registered in such names as required by the Company to permit prompt delivery to each purchaser upon release of such securities from the Escrow Account in accordance with Rule 419 of Regulation C under the Securities Act. Pursuant to Rule 419, these certificates shall be deposited into an escrow account, not to be released until a business combination is consummated.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on July 23, 1999.






                        BOOKDIGITAL.COM, INC.



BY:
                       Don L. Rose
                       Don L. Rose, Chief Executive Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



                           Dated July 23, 1999
Don L. Rose
Don L. Rose
Chief Executive Officer, Director




                              Dated July 23, 1999

Zahra S. Yamani
Zahra S. Yamani
President, Director



Susan L. Schuler             Dated July 23, 1999
Susan L. Schuler
Secretary, Director



Irwin Bosh Stack            Dated July 23, 1999
Irwin Bosh Stack
Director